Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127193

6,090,052 Shares

REMEDENT, INC.

Common Stock

__________________________

FIRST SUPPLEMENT DATED JANUARY 10, 2006

TO

PROSPECTUS DATED OCTOBER 28, 2005

This First Supplement to the Prospectus Dated October 28, 2005 (the “Prospectus Supplement”) should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated October 28, 2005. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus dated October 28, 2005.

The Prospectus dated October 28, 2005 is hereby supplemented to include the following disclosure on the back of the cover page of the Prospectus.

FOR CALIFORNIA RESIDENTS ONLY: The common stock offered by this Prospectus (the “Shares”) may be only sold in California to suitable investors who have represented in writing to Remedent, Inc. (the “Company”) that their purchase of shares in this offering does not exceed 10% of their net worth, and either (1) they have a liquid net worth of not less than $75,000 and a gross annual income of not less than $50,000 during the last tax year and will have a gross annual income of not less than $50,000 during the current tax year, or (2) they have a liquid net worth of $150,000, in all instances exclusive of home, home furnishings and automobiles. In order for a California resident to purchase shares offered by this Prospectus, the investor must complete and sign a Statement of Suitability, which is included herein and delivered to the California investor concurrently with this Prospectus. Additional copies of the Statement of Suitability may be obtained from Robin List, Chief Executive Officer, at the address of the Company set forth in this Prospectus. The foregoing suitability requirements will not apply to any investor whose purchase of shares, including the proposed purchase, has been $2,500 or less in the last 12 months. The Statement of Suitability will be substantially in the form set forth on the following page and will be included and delivered concurrently with the Prospectus. The Company must receive a completed and signed Statement of Suitability from all purchasers who are residents of California prior to any sale of the Shares.

The Shares may be sold or transferred in California only if (i) the Shares or the transactions are qualified or exempt from the qualification requirements under the California Corporate Securities Law of 1968 (the “CA Securities Law”), provided, that such exemption is not based on Section 25104(h) of the CA Securities Law, or (ii) the sale or transfer complies with Section 260.141.11 of the California Code of Regulations (“Section 260.141.11”). Any sale or transfer of the Shares in reliance on Section 260.141.11 which do not meet the exemptions provided therein, shall be required to obtain prior written consent of the California Commissioner of Corporations of the State of California. As a condition of qualification for the sale of the Shares in the State of California, a copy of Section 260.141.11 must be delivered to each issuee or transferee of the Shares. Accordingly, a copy of Section 260.141.11 will be included and delivered concurrently with the Prospectus. In addition, all Shares subject to Section 260.141.11 shall bear the following legend:

"IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE CALIFORNIA COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."

As of the date of this Prospectus Supplement, the Shares have not been registered or qualified in the states of Alabama or New Hampshire.

STATEMENT OF SUITABILITY

[CALIFORNIA RESIDENTS ONLY]

The information contained in this Statement of Suitability is being furnished to Remedent, Inc. ("Company') to enable the Company to determine whether the undersigned is suitable to purchase shares of common stock of the Company as registered in California pursuant to the California Corporate Securities Law and described in the prospectus, dated October 28, 2005.

I/we understand that an executed and dated copy of this Statement of Suitability is to be delivered to the Company prior to any offer or sale of the common stock of the Company. I/we understand that the Company’s review and approval of this Statement of Suitability is required in order for the purchase to be consummated.

I/we understand that the Company will rely upon the information contained in this Statement of Suitability for purposes of making a suitability determination and represent to the Company that the information contained herein is complete, true and accurate and may be relied upon by the Company. In connection therewith, I/we hereby agree to indemnify and hold the Company and any person, if any, who controls the Company, within the meaning of Section 15 of the Securities Act of 1933, as amended, and the Company’s officers, directors, agents, attorneys, and affiliates harmless from and against all damages, losses, costs and expenses, including reasonable attorneys' fees and expenses reasonably incurred in the investigation or preparation in defense of any litigation commenced or threatened or any claim whatsoever, which they may incur by reason of the failure by me/us to comply with the terms and conditions of this Statement of Suitability, or by reason of any misrepresentation or breach of any warranty or covenant made by me/us herein or in any related documents.

I/we understand that the request that I/we complete this Statement of Suitability does not constitute an offer of the common stock to me/us. Finally, I/we hereby agree to provide, upon request, a copy of my personal financial statement and any other information requested by the Company in order for it to make a suitability determination.

All information contained herein is for the sole use of the Company and its counsel and will at all times be strictly confidential, except as required by law; however, I/we agree that the Company may present this Statement of Suitability to such parties as it may deem appropriate if called upon to establish the compliance of the sale with applicable legal requirements:

[Check each of the following provisions that applies]

_______ 1.

The purchase price for the shares of common stock that I/we am/are purchasing, including all prior purchases of shares of common stock in connection with this offering, does not exceed 10% of my/our net worth, exclusive of home, home furnishings and automobiles.

_______ 2.

I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of not less than $75,000 and a gross annual income of not less than $50,000 during the last tax year and will have a gross annual income of not les than $50,000 during the current tax year.

_______ 3.	I/we have a liquid net worth, exclusive of home, home furnishings and automobiles, of $150,000.

_______ 4.	I/we have not purchased more than $2,500 of the Company’s securities, including the proposed purchase, in the last 12 months.

_____________	______________________	__________________________
Date	Signature	Signature (if multiple investors)
______________________	__________________________
Print Name	Print Name

California Code of Regulations, Title 10, CH. 3, Section 260.141.11. Restriction on transfer.

(a) The issuer of a security upon which a restriction on transfer has been imposed pursuant to Section 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

(b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

(1)	to the issuer;

(2)	pursuant to the order or process of any court;

(3)	to any person described in Subdivision (i) of Section 25102 of the Code or Section 260.105.14 of these rules;

(4)

to the transferor's ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor's ancestors, descendants, or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee's ancestors, descendants or spouse;

(5)	to the holders of securities of the same class of the same issuer;

(6)	by way of gift or donation intervivos or on death;

(7)

by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

(8)	to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

(9)

if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner's written consent is obtained or under this rule not required;

(10)

by way of a sale qualified under Section 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(11)	by a corporation to a wholly-owned subsidiary of such corporation, or by a wholly-owned subsidiary of a corporation to such corporation;

(12)

by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code, provided that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

(13)	between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state; or

(14)	to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;

(15)

by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16)	by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities;

(17)

by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102; provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c)           The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

"IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR

ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES."